GENUINE PARTS COMPANY

NEWS RELEASE

FOR IMMEDIATE RELEASE

GENUINE PARTS COMPANY
MARKS 61ST CONSECURIVE YEAR OF INCREASED DIVIDENDS

- Dividend for 2017 Increased by 3% -

Atlanta, Georgia, February 21, 2017 – Genuine Parts Company (NYSE: GPC) announced today a 3% increase in the regular quarterly cash dividend for 2017. The Board of Directors of the Company, at its February 20, 2017 Board meeting, increased the cash dividend payable to an annual rate of $2.70 per share compared with the previous dividend of $2.63 per share. The quarterly cash dividend of sixty-seven and one-half cents ($0.675) per share is payable April 3, 2017 to shareholders of record March 10, 2017. GPC has paid a cash dividend every year since going public in 1948, and 2017 marks the 61st consecutive year of increased dividends paid to shareholders.

Genuine Parts Company plans to release Fourth Quarter and Year-End Earnings later this morning. Management will also conduct a conference call at 11:00 a.m. Eastern time. The public may access the call on the Company’s website, www.genpt.com, by clicking “Investors”, or by dialing 877-604-9665. The conference ID is 5619563. If you are unable to participate during the call, a recording of the call will be available on the Company’s website or toll-free at 844-512-2921, ID 5619563, two hours after the completion of the conference call until 12:00 a.m. Eastern time on March 7, 2017.

About Genuine Parts Company

Genuine Parts Company is a distributor of automotive replacement parts in the U.S., Canada, Mexico and Australasia. The Company also distributes industrial replacement parts in the U.S., Canada and Mexico through its Motion Industries subsidiary. S. P. Richards Company, the Office Products Group, distributes business products in the U.S. and Canada. The Electrical/Electronic Group, EIS, Inc., distributes electrical and electronic components throughout the U.S., Canada and Mexico.

Contacts

Carol B. Yancey, Executive Vice President and CFO – (678) 934-5044
Sidney G. Jones, Vice President — Investor Relations – (678) 934-5628